Exhibit 99.1

Canterbury Park Holding Corporation Reports 2014 Financial Results and Business Initiatives

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 26, 2015--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for its fourth quarter and year ended December 31, 2014, and also reviewed strategic initiatives launched during 2014.

Results for the Year Ended December 31, 2014

The Company’s net revenues in 2014 were $48,470,000, a 3.7% increase compared to 2013 net revenues of $46,736,000. This overall increase reflects increases over 2013 of $1.5 million in Card Casino revenues, $501,000 in concession revenues, and $653,000 in Other Revenues. Offsetting these increases, was a $986,000 decline in pari-mutuel revenues over 2013, $412,000 of which reflects an accounting estimate change that increased 2013 revenue.

Operating expenses in 2014 were $44.4 million compared to $45.0 million in 2013. This 1.4% decrease is primarily attributable to a $958,000 gain from insurance recoveries received due to 2014 storm damage, but also reflects a $195,000 reduction in salary and benefit expense offset by increases over 2013 of $173,000 in advertising expense and $276,000 in depreciation due to additional investments in our buildings and equipment.

The Company’s 2014 net income was $2,411,000 or $.57 per diluted share compared to net income of $1,017,000 or $.24 per diluted share in 2013.

The Company’s operations continue to generate positive cash flow. For the twelve months ended December 31, 2014 compared to the same period in 2013, adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”), which excludes the gain on insurance recoveries, was $5.3 million compared to $3.6 million in 2013, which as a percentage of revenues was 10.9% in 2014 compared in 7.7% in 2013.

Results for the Quarter Ended December 31, 2014

The Company’s net revenues in the fourth quarter were $10,264,000, a 2.3% increase from net revenues of $10,036,000 during the same period in 2013, reflecting an increase in card casino revenues of 6.5% offset by a decrease in pari-mutuel revenue of 16.7%. 2014 fourth quarter net income was $939,000, or $.22 per share, an increase of 259% over fourth quarter net income of $362,000, or $.09 per share in 2013. The increase is due to the $958,000 pre-tax gain from insurance recoveries that was recognized in the fourth quarter as a reduction in operating expenses.

Additional Financial Information

Further financial information for the fourth quarter and year ended December 31, 2014 is presented in the accompanying table, and additional information will be provided in the Company’s Form 10-K Report that will be filed on March 30, 2015 with the Securities and Exchange Commission.

Management Comments

Mr. Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We are pleased with our financial results for the year ended December 31, 2014 as we reported our best revenue and net income figures since 2007 due primarily to solid growth in our card casino operations as well as the insurance recoveries. We are also pleased with the progress we made in our strategic plans to build a foundation for future revenue and profit growth. In September we opened our new 30,000 square foot Expo Center. This facility will allow us to expand our trade show and event business by providing the ability to do events year-round. With this venue, Canterbury Park now offers over 100,000 square feet of space for events, the fourth largest available space of its kind in the Twin Cities. Also, in December we began a project to remodel our club level to improve our capability to host banquets and other catered events. In addition to upgrading the finishes of the space, the project, which will be completed in time for our live racing meet, will give us more capacity and flexibility to host a wide variety of banquets and events.”

Commenting further, Mr. Sampson said: “In terms of our business opportunities, we are most excited about our progress in pursuing the development of a mixed-use destination lifestyle center on unused and underutilized land adjacent to our Racetrack. Under a letter of intent with Kraus-Anderson Incorporated, announced in November, extensive due diligence regarding the feasibility of this project has now been successfully completed, and we have begun negotiating the terms of a formal Development Agreement that would guide financing and construction of the proposed project. While there is still much work ahead of us to make this development a reality, we are pleased to be working with Kraus-Anderson, a proven development company that has considerable experience with similar mixed-use projects.”

Mr. Sampson concluded: “We remain committed to providing our guests a premier gaming, entertainment and event experience as evidenced by our recent investments and plans for future development. With our healthy cash position, positive cash flow and a stable future provided by the Cooperative Marketing Agreement we signed in 2012 with the Shakopee Mdewakanton Sioux Community, we believe we are well positioned to continue to profitably grow revenues in our core operations, while at the same time generating new revenue opportunities through strategic investments that expand and broaden our business.”

Annual Shareholders Meeting

The Company also announced that its 2015 Annual Meeting of Shareholders will be held on Thursday, June 4, 2015 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is April 10, 2015.

Use of Non-GAAP Financial Measures
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. Adjusted EBITDA represents earnings before interest income, income tax expense, depreciation and amortization and gain from insurance recoveries. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 70-day 2015 live race meet begins on May 15 and ends September 12. In addition, Canterbury Park’s Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered in the Card Casino, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S SUMMARY OF OPERATING RESULTS

	(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Net Operating Revenues	$10,263,711	$10,036,460	$48,469,837	$46,736,437

Operating Expenses	($8,673,352)	($9,415,308)	($44,369,912)	($45,002,628)

Income from Operations	$1,590,359	$621,152	$4,099,925	$1,733,809

Non-Operating Revenues, net	$414	$459	$2,407	$2,684

Income Tax Expense	($651,865)	($259,731)	($1,691,177)	($719,781)

Net Income	$938,908	$361,880	$2,411,155	$1,016,712

Basic Net Income Per Common Share	$0.22	$0.09	$0.58	$0.24

Diluted Net Income Per Common Share	$0.22	$0.09	$0.57	$0.24

RECONCILIATION OF NET INCOME TO Adjusted EBITDA

	(Unaudited)
	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2014	2013

Net income	$2,411,155	$1,016,712

Interest income, net of interest expense	(2,407)	(2,684)

Income tax expense	1,691,177	719,781

Depreciation	2,137,778	1,861,702

EBITDA	$6,237,703	$3,595,511

Gain on Insurance Recoveries	(957,597)	0

Adjusted EBITDA	$5,280,106	$3,595,511

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223